Exhibit 99.1

May 23, 2008

Dear Investor:

INDUSTRY OUTLOOK — Markets

We hope you enjoyed our December 31, 2007 10-K Annual Report and our March 31, 2008 10-Q Quarterly Report.

We frequently hear the questions:  How are things going at the plant these days with corn prices increasing to more than $5.00 per bushel?  How high will gasoline prices go?  Is the plant able to make any money during these times?  Should we expect profit distributions?

These are all great questions and I will do my best to try and answer them in this letter.

It is important to know that the POET team is at work every day addressing the most critical aspects of the business.  It is rewarding to see consistent, “best of class” performance when compared to peers in the ethanol industry.  This achievement is a result of experience, unique strategies, state-of-the-art technologies, a strong plant team and an integrated approach unlike anyone else in the industry.

As you know, the business is changing rapidly.  Corn prices have increased significantly over the past year.  Gasoline prices have increased dramatically and are projected to go higher this summer.  These major cost and price swings are factors the company manages on a daily basis. The magnitude of these swings suggests the company manage risk differently today than you would if corn costs and ethanol prices were flat and stable.

One example is corn inventories.  The plant takes delivery of corn for use in production and to store in inventory for future use.  To further manage future corn supply and price, the plant contracts future delivery of corn.  We may have several million bushels of corn (more or less) under active management at any given time based on market conditions and outlook.  As you would expect, it requires more cash investment in inventory and contracts (liquidity) when corn is $5.00 per bushel than it did when corn was $2.50.  This is a positive practice to optimize margin management; however it does impact the availability of cash for distribution during these times.

On a regular basis POET Plant Management and the plant Board of Managers meets to evaluate how the business is performing.  What are the market conditions, projections and trends?  Is the plant meeting operating and financial performance goals?  Do we have planned capital expenditures for upgrades or replacement?  Are we meeting all the bank financing covenants?  How much net income is available for distributions and when?

As we look ahead, cash distributions to our members are expected to be curtailed as we preserve cash to fund operations.  We believe the company should manage cash and the balance sheet conservatively during times of high volatility like these.  History has proven this approach very prudent and sustainable over the long term.

These principles have been guiding “best in class” performance in the past and set the stage for many successful years to come.

BALANCE SHEET AND INCOME STATEMENT AS OF MARCH 31, 2008,  UNAUDITED

Balance Sheet Summary		Income Statement Summary
Assets		Revenues	$43,374,017
Current Assets	$40,255,945
Fixed Assets	76,625,957	Expenses
Other Assets	358,320	Direct Costs	40,064,851
		Other Expenses	1,854,929
Liabilities
Current Liabilities	17,072,078	Minority Interest	351,359

Long-Term Debt	48,095,014	Net Income	1,102,878

Minority Interest	11,795,984

Northern Growers Equity	40,277,146

NO CURRENT DISTRIBUTION FOR Q1 2008-

The Board of Managers has determined not to issue a distribution for the first quarter of 2008.  The Board of Managers and POET Plant Management will continue to monitor market conditions for the optimal time to declare a distribution.

CAPITAL UNIT TRANSACTION INFORMATION

This year 34,000 Northern Growers Capital Units have traded at an average value of $2.25 per share.  Since 2004, we have transferred a total of 3,361,000 Capital Units at an overall average price of $3.13 per unit.

Northern Growers Capital Units uses an alternative trading system operated by Alerus Securities Corporation of West Fargo, ND, and each trade requires Board approval.

PLANT COMMENTARY

The POET Biorefining — Big Stone plant continues to run at its new nameplate capacity of 75 million gallons per year.  On May 15, 2008 the Big Stone plant marked its first anniversary since the plant expansion.  We are proud of our team members’ hard work and accomplishments.  We look forward to providing high protein feed and clean burning renewable fuel, while reducing America’s need for foreign oil.

If you have any questions, please contact me at (605) 862-7902 or email me at blaine.gomer@poetenergy.com.

Sincerely,

/s/ Blaine Gomer
Blaine Gomer
General Manager, POET Biorefining — Big Stone